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Exhibit 99.2

SPECIAL MEETING OF STOCKHOLDERS OF
NEW WINDSOR BANCORP, INC.

            , 2017
REVOCABLE PROXY

This Proxy is solicited on Behalf of the Board of Directors

        The undersigned hereby appoints                        and                         and each of them as proxy, with full power of substitution, to vote all shares of common stock of New Windsor Bancorp, Inc. ("New Windsor") held of record by the undersigned at the close of business on                        , 2017 at the special meeting of stockholders to be held on                        , 2017, at                .m. local time, at                        , located at                         Maryland, and at any adjournments or postponements thereof, as indicated on this proxy card with respect to the proposals set forth on this proxy card, as more fully set forth in the accompanying proxy statement/prospectus. The undersigned hereby revokes any previously submitted proxy by the undersigned for the matters to be voted on at the special meeting and acknowledges receipt of the notice of special meeting of stockholders and the proxy statement/prospectus.

        New Windsor's Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.

        1.     To approve the proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of November 21, 2016, as amended, by and among ACNB Corporation, ACNB South Acquisition Subsidiary, LLC, ACNB Bank, New Windsor Bancorp, Inc. and New Windsor State Bank which provides, among other things, for the merger of New Windsor with and into ACNB South Acquisition Subsidiary, and the conversion of each share of New Windsor common stock immediately outstanding prior to the merger into either 1.10 shares of ACNB common stock or $30.00 in cash, all as described in the accompanying documents, and the transactions in connection therewith. A copy of the reorganization agreement is attached as Annex A to the accompanying proxy statement/prospectus.

☐	FOR	☐	AGAINST	☐	ABSTAIN

        2.     To approve on a proposal to adjourn or postpone the special meeting of stockholders, if more time is needed, to allow New Windsor to solicit additional votes in favor of the reorganization agreement.

☐	FOR	☐	AGAINST	☐	ABSTAIN

        3.     To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY
THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED "FOR" PROPOSAL 1 AND "FOR" PROPOSAL 2.

        If any other business is presented at special meeting, this proxy shall be voted in accordance with the recommendations of management. This proxy may be revoked at any time before it is voted. The undersigned may attend the special meeting, revoke this proxy and vote in person.

Date:	, 2017

Signature of Stockholder(s)

        Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.

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  Exhibit 99.2
SPECIAL MEETING OF STOCKHOLDERS OF NEW WINDSOR BANCORP, INC.
, 2017 REVOCABLE PROXY
This Proxy is solicited on Behalf of the Board of Directors